Exhibit 99.1

  EDGE PETROLEUM ANNOUNCES THIRD QUARTER FINANCIAL RESULTS AND PROVIDES UPDATED
                                  2006 GUIDANCE

    HOUSTON, Nov. 8 /PRNewswire-FirstCall/ -- Edge Petroleum Corporation (Nasdaq: EPEX) today reported financial results for the third quarter and first nine months of 2006 and provided updated 2006 guidance. Highlights included:

    * Third quarter of 2006 production was 4.5 Bcfe as compared to 3.9 Bcfe for the same period in 2005, an increase of 16%. Production for the first nine months of 2006 was 9% higher than the same prior year period.

    * Third quarter of 2006 revenue was $35.9 million as compared to $29.6 million for the same period in 2005, an increase of 21%. Revenue for the first nine months of 2006 was 33% higher than the same prior period.

    * Third quarter of 2006 results were significantly impacted by a full cost ceiling test write down of $63.0 million after tax. This non-cash impairment of our oil and natural gas properties resulted from low natural gas prices at Henry Hub of $4.18 per MMbtu at September 30, 2006.

    * Our hedging program has achieved its purpose of mitigating some of the risk from commodity price volatility. The following table recaps the impact of our derivative activity for the three- and nine-months ended September 30, 2006 and 2005:

                            Three Months Ended    Nine Months Ended
                              September 30,         September 30,
                           -------------------   -------------------
                             2006       2005       2006       2005
                           --------   --------   --------   --------
                                        (in thousands)
Cash settled derivatives
 gain (loss)               $    776   $ (1,584)  $  2,737   $ (2,033)
Non-cash unrealized
 derivative gain (loss)       4,938        190      7,755       (364)
Total (pre-tax)            $  5,714   $ (1,394)  $ 10,492   $ (2,397)

    In 2005, we applied cash flow hedge accounting treatment rather than mark-to-market accounting treatment to our gas contracts, therefore there was unrealized activity related only to oil in 2005 as compared to both gas and oil in 2006.

    Michael G. Long, Edge's Executive Vice President and Chief Financial Officer, commented on the quarterly results, noting, "We reported a ceiling test write down of our oil and gas properties which was driven by lower gas prices at September 30, 2006 (Henry Hub gas price at $4.18 per MMbtu). This non-cash impairment could have been avoided had we elected to take advantage of a Securities and Exchange Commission ("SEC") waiver allowing a full cost company to use prices subsequent to the reporting period end date. In fact, using subsequent pricing for gas would have generated a ceiling test cushion. Clearly, commodity prices have been very volatile and may continue to be so. We believe we are taking the most conservative and transparent approach to the financial management of our business. Although our third quarter loss was $56.9 million, pro forma third quarter earnings, excluding the impairment, among other things, would have been about $3.1 million."

    Production for the third quarter and first nine months of 2006 was 4.5 Bcfe and 13.2 Bcfe, respectively. This compares to production for the prior year third quarter of 3.9 Bcfe and first nine months of 2005 of 12.1 Bcfe. Our average realized price was $8.07 per Mcfe for the third quarter of 2006 compared to $7.68 per Mcfe for the comparable prior year third quarter. For the nine months ended September 30, 2006, our average realized price was $7.91 per Mcfe compared to $6.50 per Mcfe in the same prior year period.

    As a result of higher average realized prices and higher production from properties acquired at year-end 2005 and our recent drilling results, we reported an increase in revenue of 21% for the third quarter and 33% for the nine months ended September 30, 2006 compared to their respective periods in 2005. Revenue for the third quarter of 2006 was $35.9 million compared to $29.6 million in the same period of 2005. Revenue for the first nine months of 2006 was $104.8 million compared to $78.7 million in the same period of 2005.

    Total operating expenses for the third quarter and first nine months of 2006 were $122.6 million and $170.7 million, respectively, compared to $17.1 million and $47.8 million for the same periods in 2005. We recorded a full cost ceiling test impairment on oil and natural gas properties of $96.9 million, before tax, during the third quarter of 2006, representing approximately 92% of the increase in total operating expenses as compared to the third quarter of 2005. Commodity prices used to calculate our full cost ceiling test impairment at September 30, 2006 were $4.18 per MMbtu and $62.92 per barrel. Although natural gas prices have since recovered, we elected not to exclude the impairment by using the subsequent pricing, as allowed by the SEC waiver. Depletion costs for the third quarter of 2006 totaled $16.8 million and averaged $3.78 per Mcfe compared to $8.2 million for the third quarter of 2005 that averaged $2.13 per Mcfe. For the nine months ended September 30, 2006, depletion totaled $48.8 million, or an average of $3.69 per Mcfe, compared to $25.6 million or an average of $2.11 per Mcfe for the same period in 2005. Total general and administrative ("G&A") costs for the third quarter of 2006 were $4.0 million, 12% lower than the comparable prior year period total of $4.6 million primarily due to lower compensation costs related to re-priced options in 2006. For the nine months ended September 30, 2006, G&A costs totaled $10.5 million, 5% higher than the comparable 2005 period due to higher staffing levels and compensation expense, added office space, increased franchise taxes and legal costs.

    Below is a recap of net income and pro forma net income excluding the impact of unrealized derivative activity, the non-cash impairment on our oil and natural gas properties and the impact of deferred compensation related to Financial Accounting Standards Board ("FASB") Interpretation No. 44 "Accounting for Certain Transactions involving Stock Based Compensation - An Interpretation of APB No. 25" ("FIN 44"):

                          Three Months Ended         Nine Months Ended
                             September 30,             September 30,
                        ----------------------    ----------------------
                           2006         2005         2006         2005
                        ---------    ---------    ---------    ---------
                                        (in thousands)
Net (Loss) Income       $ (56,880)   $   8,143    $ (44,193)   $  20,076
Add:
Unrealized derivative
 (gain) loss (A)           (4,938)        (190)      (7,755)         364
Impairment of oil and
 natural gas
 properties (B)            96,942          ---       96,942          ---
Compensation costs -
 repriced options (C)         267        1,759          ---        1,931
Subtotal                   92,271        1,569       89,187        2,295
Tax impact                (32,295)        (549)     (31,215)        (803)
  Net Adjustments          59,976        1,020       57,972        1,492

Pro Forma Net Income    $   3,096    $   9,163    $  13,779    $  21,568

     (A) This information is provided because management believes exclusion of the unrealized impact of the Company's derivatives not accounted for as cash flow hedges (tax adjusted) will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.
     (B) This information is provided because management believes exclusion of the impairment will help investors compare results between periods and identify operating trends that could otherwise be masked by the impact of the impairment. This also further highlights the impact that commodity price volatility may have on our results because of the effect of commodity prices on our full cost ceiling test impairment evaluation.
     (C) The company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)") in 2006 that among other things superseded FIN 44. Our repriced options that were subject to reporting requirements under FIN 44 were fully vested at adoption therefore we no longer are required to mark-to-market these options at each period. This information is provided currently because management believes exclusion of the impact of compensation costs related to FIN 44, primarily in prior year periods, will help investors compare results between periods and identify operating trends that could otherwise be masked by these items. Management plans to discontinue presenting this information in 2007 when the comparisons to prior year will no longer be impacted by the volatility created by this previous accounting treatment.

    Third quarter 2006 net loss was $56.9 million, or basic and diluted loss per share of ($3.27), as compared to net income of $8.1 million, or $0.47 basic earnings per share and $0.45 diluted earnings per share for the same period a year ago. Excluding the unrealized gain on our derivative contracts, the impairment on our oil and natural gas properties and compensation costs related to FIN44, pro forma net income for the third quarter of 2006 was $3.1 million, or pro forma basic earnings per share of $0.18 and pro forma diluted earnings per share of $0.17 compared to $9.2 million, or pro forma basic earnings per share of $0.53 and pro forma diluted earnings per share of $0.51 for the same period in 2005.

    Net loss for the first nine months of 2006 was $44.2 million, or basic and diluted loss per share of ($2.55), as compared to net income $20.1 million, or basic earnings per share of $1.17 and diluted earnings per share of $1.13 for the same period a year ago. Excluding the unrealized non-cash gain or loss on our derivative contracts, the impairment on our oil and natural gas properties and compensation costs related to FIN 44, pro forma net income for the first nine months of 2006 decreased 36% to $13.8 million, or pro forma basic earnings per share of $0.79 and pro forma diluted earnings per share of $0.78, compared to pro forma net income for the first nine months of 2005 of $21.6 million, or pro forma basic earnings per share of $1.26 and pro forma diluted earnings per share of $1.21.

    Net cash flow provided by operating activities for the first nine months of 2006 was $70.7 million as compared to $56.2 million for the same period in 2005. Net cash flow provided by operating activities before working capital changes for the first nine months of 2006 was $72.6 million compared to $60.1 million for the same period in 2005. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

    Debt was $100.0 million at September 30, 2006 as compared to $85.0 million at December 31, 2005 and $20.0 million at September 30, 2005. The ratio of debt to total capital at September 30, 2006 was 39.7% as compared to 30.7% at December 31, 2005.

    Edge's guidance for the fourth quarter and full year, compared to actual results from 2006 and 2005, is shown below.

                                                           Third
                             Fourth                       Quarter     Actual
                             Quarter        Full Year      Actual   Full Year
                              2006E           2006E         2006       2005
                          -------------   -------------   -------   ---------
Debt to Total Capital              37.6%           37.6%     39.7%       30.7%
Production, Bcfe              4.4 - 4.6     17.7 - 17.9       4.5        16.4
% Gas                                80%             80%       80%         77%
Operating Costs
 Structure, $ per Mcfe
Oil and gas
  operating expenses      $0.51 - $0.55   $0.50 - $0.54   $  0.54   $    0.52
Ad Valorem Taxes          $0.15 - $0.20   $0.15 - $0.20   $  0.15   $    0.10
Severance Tax, % of
 Revenue                     5.5% - 6.0%     5.5% - 6.0%     5.38%       5.80%
Cash G&A (A)              $0.63 - $0.67   $0.68 - $0.72   $  0.79   $    0.60
DD&A and Accretion        $2.95 - $3.00   $3.50 - $3.55   $  3.81   $    2.46

     (A) Assumes no stock based non-cash compensation costs, such as stock option expense or restricted stock amortization.

    In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price volatility, but not for trading or speculative purposes. As of the first quarter of 2006, we no longer apply cash flow hedge accounting treatment to any of our contracts. During 2006, we have benefited from these economic hedges on our natural gas production as commodity prices fell throughout the year. Price-risk management transactions for future periods are shown below.

                       2006 & 2007 DERIVATIVES & HEDGES

    Time Period          Volumes per day    Price Floor   Price Cap
----------------------   ---------------    -----------   ---------
Fourth Quarter 2006         10,000 MMbtu    $      7.00   $   10.50
                            10,000 MMbtu    $      7.00   $   16.10
                                 400 Bbl    $     55.00   $   80.00
First Quarter 2007           5,000 MMbtu    $      7.50   $   11.50
                             5,000 MMbtu    $      7.50   $   12.00
                                 400 Bbl    $     70.00   $   87.50
Second Quarter 2007          5,000 MMbtu    $      7.50   $   11.50
                             5,000 MMbtu    $      7.50   $   12.00
                                 400 Bbl    $     70.00   $   87.50
Third Quarter 2007           5,000 MMbtu    $      7.50   $   11.50
                             5,000 MMbtu    $      7.50   $   12.00
                                 400 Bbl    $     70.00   $   87.50
Fourth Quarter 2007          5,000 MMbtu    $      7.50   $   11.50
                             5,000 MMbtu    $      7.50   $   12.00
                                 400 Bbl    $     70.00   $   87.50

    All natural gas prices are settled monthly at Houston Ship Channel and crude oil prices are settled at West Texas Intermediate Light Sweet Crude Oil.

    Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ Global Select Market under the symbol "EPEX".

    Edge will discuss operations and financial results with any interested parties during its conference call on November 9, 2006 at 1:00 p.m. Central. Interested parties may participate by dialing 888-694-4702 (ID#: 8062407). The call will also be webcast and can be accessed by logging onto the web at http://www.videonewswire.com/event.asp?id=36484 . If you are unable to participate during the live webcast, the call will be archived at http://www.edgepet.com in the Investor Relations page of the site.

    Statements regarding production volumes, drilling activity, hedging levels, all guidance, forecasts for the fourth quarter and full year 2006, including production and operating costs, timing of future wells, growth in operational activities, future depletion rates, future earnings and prosperity of the Company, performance goals and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, the risks and effects of acquisitions, the availability of drilling rigs, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                    Three Months Ended          Nine Months Ended
                                       September 30,               September 30,
                                 ------------------------    ------------------------
                                    2006          2005          2006          2005
                                 ----------    ----------    ----------    ----------
                                 (in thousands, except per share amounts and prices)
OIL AND NATURAL
 GAS REVENUE
  Oil and natural gas
   sales                         $   30,227    $   30,979    $   94,321    $   81,136
  Gain (loss) on hedging
   and derivatives                    5,714        (1,394)       10,492        (2,397)
    Total revenue                    35,941        29,585       104,813        78,739
OPERATING EXPENSES:
  Oil and natural gas
   operating expenses                 2,417         2,370         6,866         6,414
  Severance and ad valorem
   taxes                              2,280         1,846         7,105         5,497
  Depletion, depreciation,
   amortization and
   accretion                         16,979         8,311        49,317        25,886
  Impairment of oil and
   natural gas properties            96,942           ---        96,942           ---
  General and administrative
   expense:
    Bad debt expense                    ---            54           ---            65
    General and administrative
     expenses                         4,001         4,503        10,473         9,917
    Total operating
     expenses                       122,619        17,084       170,703        47,779
OPERATING (LOSS) INCOME             (86,678)       12,501       (65,890)       30,960
OTHER INCOME AND EXPENSE:
  Interest income                        36            29           106            85
  Interest expense, net of
   amounts capitalized                 (804)          ---        (2,017)          ---
  Amortization of deferred
   loan costs                           (41)          (36)         (124)         (107)
INCOME (LOSS) BEFORE INCOME
 TAXES                              (87,487)       12,494       (67,925)       30,938
INCOME TAX BENEFIT
 (EXPENSE)                           30,607        (4,351)       23,732       (10,862)
NET (LOSS) INCOME                $  (56,880)   $    8,143    $  (44,193)   $   20,076

BASIC (LOSS) EARNINGS
 PER SHARE                       $    (3.27)   $     0.47    $    (2.55)   $     1.17
DILUTED (LOSS) EARNINGS
 PER SHARE                       $    (3.27)   $     0.45    $    (2.55)   $     1.13

BASIC WEIGHTED AVERAGE
 NUMBER OF COMMON SHARES
 OUTSTANDING                         17,419        17,138        17,344        17,100
DILUTED WEIGHTED AVERAGE
 NUMBER OF COMMON SHARES
 OUTSTANDING                         17,419        17,908        17,344        17,802

Production:
  Gas - Mcf                           3,561         2,992        10,568         9,277
  Natural gas liquids
   (NGL) - Bbls                          60            73           186           240
  Oil - Bbls                             89            70           261           233
    Gas Equivalent - Mcfe             4,455         3,851        13,247        12,115

Realized Product Prices:
  Gas - $ per Mcf (A)(B)         $     7.66    $     8.22    $     7.82    $     6.90
  NGL - $ per Bbl                $    29.47    $    17.01    $    24.33    $    17.22
  Oil - $ per Bbl (A)(C)         $    77.30    $    53.78    $    67.40    $    45.28
    Gas Equivalent -
     $ per Mcfe                  $     8.07    $     7.68    $     7.91    $     6.50

Notes:

(A)  Includes the effect of hedging and derivative transactions.
(B) The average realized price, excluding unrealized derivative gains related to our natural gas collars, was $6.54 per Mcfe and $7.15 per Mcfe for the three- and nine-month periods ended September 30, 2006, respectively. There was no unrealized derivative impact related to natural gas collars in 2005 due to different accounting treatment applied.
(C) The average realized price, excluding unrealized derivative gains related to our oil collars, was $66.73 per barrel and $64.95 per barrel for the three- and nine-month periods ended September 30, 2006. The average realized price, excluding unrealized derivative losses/gains related to our oil collars, was $51.06 per barrel and $46.84 per barrel for the three- and nine-month periods ended September 30, 2005.

EDGE PETROLEUM CORPORATION
Non-GAAP Disclosure Reconciliation

                                                   Nine Months Ended
                                                     September 30,
                                                 ---------------------
                                                    2006        2005
                                                 ---------   ---------
                                                        (in thousands)
Net cash flow provided by operating activities   $  70,722   $  56,242
Changes in working capital accounts                  1,875       3,860
Net cash flow provided by operations before
 working capital changes                         $  72,597   $  60,102

Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SOURCE  Edge Petroleum Corporation
    -0-                             11/08/2006
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com
                http://www.videonewswire.com/event.asp?id=36484 /